EXHIBIT 10.1

COOPERATIVE RESEARCH
AND DEVELOPMENT AGREEMENT
Project Title: Radiation, Cell Cycle and Protein Kinase C

This Cooperative Research and Development Agreement (CRADA), takes effect as of the last dated signature, is entered into by and between Inhibetex Therapeutics, Inc., hereinafter referred to as IT, Inc., and the VA Medical Center, Tampa, FL, a laboratory of Department of Veterans Affairs, hereinafter referred to as VA.

A. Whereas, the Congress in enacting the Federal Technology Transfer Act (FTTA) of 1986, Pub. L. No. 99-502, October 20, 1986, which was amended by Pub.L.No. 104-113, March 7, 1996, and Pub.L. No. 106-404, November 1, 2000, has found that Federal laboratories' developments and expertise should be made accessible to private industry, State and local governments, has declared that one of the purposes of such Act is to improve the economic, environmental and social well being of the United States by stimulating the utilization of Federally-funded technology developments by such parties;

B. Whereas, the FTTA, among other technology transfer improvements, has provided each Federal agency with the authority to permit the directors of Government-operated Federal laboratories to enter into CRADAs with Federal or non-Federal entities, including private firms and organizations for the purposes of providing to or obtaining from collaborating parties, those resources, e.g., personnel, services, property, facilities, equipment and funds, (except that funds may only be obtained from collaborating parties and may not be provided to such collaborating parties) necessary to the conduct of specified research and development efforts, and may include the disposition of patent rights in inventions resulting from such collaboration;

C. Whereas, Mr. Henry Fong from Inhibetex Therapeutics, Inc. has a Masters degree in Business Administration and the ability to market a PKC-iota inhibitor and Kit for detecting PKC-iota in malignant tumors to pharmaceutical companies. For more than 25 years Mr. Fong has been involved in the formation of, and early stage development of, numerous small-cap and mid-cap companies including those involved in biotech activities. During that time Mr. Fong was involved either directly, or indirectly, in raising more than $500 million in capital.

From 1959 to 1982 Mr. Fong served in various accounting, finance and budgeting positions with the Department of the Air Force. During the period from 1972 to 1981 he was assigned to senior supervisory positions at the Department of the Air Force headquarters in the Pentagon. In 1978, he was selected to participate in the Federal Executive Development Program and in 1981, he was appointed to the Senior Executive Service. In 1970 and 1971, he attended the Woodrow Wilson School, Princeton University and was a Princeton Fellow in Public Affairs. Mr. Fong received the Air Force Meritorious Civilian Service Award in 1982. Mr. Fong is a certified public accountant. In March 1994, Mr. Fong was one of twelve CEOs selected as Silver Award winners in FINANCIAL WORLD magazine's corporate American "Dream Team."

D. Whereas, VA possesses certain advanced scientific skills, facilities, special information, and know-how pertaining to the Technology. This includes the knowledge and preliminary data to support the concept that in brain cancer cells (glioma), two isozymes of PKC (PKC-beta II and PKC-iota) directly or indirectly activates the enzyme CAK (cyclin dependent kinase activating kinase), one of the primary enzymes that regulates the cell cycle; Mildred Acevedo-Duncan has performed substantial research and development of a model involving brain cancer cells (glioma) proliferation and has shown that two isozymes of protein kinase C (PKC; PKC-beta II and PKC-iota) directly or indirectly activates the enzyme CAK (cyclin dependent kinase activating kinase), one of the primary enzymes that regulates the cell cycle, Dr. Acevedo-Duncan has the knowledge to model PKC-ι’s structure inorder to establish target inhibition sites, develop PKC-ι inhibitors for their antiproliferative effects on brain cancer cells and has substantial expertise in the generation and characterization of efficacy and safety hereinafter referred to as "the Technology";

E. Whereas, VA desires to pursue the development of the Technology with the final objective of developing therapeutic reagents consisting of a PKC-iota inhibitor to inhibit cancer cell proliferation. The immediate objective of this CRADA is to first develop a mechanism to establish how PKC-beta II and PKC-iota directly or indirectly activates the enzyme CAK.

F. Whereas, the VA is interested in the further development of the Technology and its utilization by veterans and others.

G. Whereas, IT, Inc desires to provide resources for VA's further development of the Technology and subsequently, upon the successful completion of development, carry out a plan for marketing, on a commercial availability basis, [a PKC-iota inhibitor and a brain cancer PKC-beta II and/or PKC-iota marker diagnosis test];

H. Whereas, VA views its collaboration with IT, Inc to develop the Technology and the commitment of IT, Inc. to fund the commercial development and ultimately develop and undertake its marketing plan and make the Technology available for use, to be in the furtherance of the public interest.

Now, therefore, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings and such meanings should be equally applicable to both the singular and plural forms of the terms defined:

1.1 CRADA (Cooperative Research and Development Agreement) means this agreement as used herein.

1.2 Invention means any invention or discovery which is or may be patented or otherwise protected under title 35 of the United States Code or any novel variety of plant which is or may be protected under the Plant Variety Protection Act (7 U.S.C. 2371 et seq.).

1.3 Laboratory Director means the director of the VA medical center that is a party to this Agreement.

1.4 Made in relation to any invention means the conception or first actual reduction to practice of such invention.

1.5 Principal Investigator(s) means those persons designated under Article 2.3 hereof, and by name or position in the Statement of Work (SOW) by the Parties to this CRADA who will be responsible for the scientific and technical conduct of the research under this CRADA.

1.6 Proprietary/Confidential Information means information which embodies trade secrets developed at private expense or which is confidential science, business or financial information provided that such information:

1.6.1 Is not publicly known or available from other sources that are not under a confidentiality obligation to the source of the information;

1.6.2 Has not been made available by the owners to others without a confidentiality obligation;

1.6.3 Is not already available to the Government without a confidentiality obligation; or,

1.6.4 Is not related to potential hazards or cautionary warnings associated with the production, handling or use of the subject matter of this CRADA.

1.7 Statement of Work identifies the main research goals to be achieved under this CRADA, together with time estimates, methodology, individuals and facilities responsible in attempting to achieve the research goals under this CRADA.

1.8 Subject Data means all recorded information first produced in the performance of this CRADA by the parties.

1.9 Subject Invention means any invention of the parties, conceived or first actually reduced to practice in the performance of work under this CRADA.

1.10
Pre-existing Inventions that are directly related and basic to the work to be accomplished under this CRADA is co-owned by the VA and the University of South Florida VA Invention Disclosure 04-121 'Association of PKC-iota with CAK in Malignant Cells'.

1.11	VA Employee includes any employee who has a VA appointment

ARTICLE II. COOPERATIVE RESEARCH
2.1 Statement of Work.

2.1.1 Cooperative research performed under this CRADA shall be performed in accordance with the Statement of Work (SOW) attached hereto as Appendix A, Statement of Work to CRADA. Such SOW will include time estimates for completion of each phase of the SOW; as well as a time estimate for completion of the research project being performed under this CRADA.

2.1.2 Consistent with the SOW, VA agrees to perform the cooperative research and to utilize such personnel, resources, facilities, equipment, skills, know-how and information as it considers necessary, consistent with its own policies, missions and requirements. IT, Inc. agrees to provide personnel, resources, etc., and funds as set forth in Article 4.

2.1.3 Recommendations for modification(s) to the SOW shall be submitted jointly by the Principal Investigators (PI) to the signatories of this CRADA. Changes in the SOW shall be made consistent with the requirements for amendment(s) set forth under Paragraph 13.6.

2.2 Review of Work. Periodic conferences shall be held between VA (Dr. Acevedo-Duncan) and IT, Inc. personnel for the purpose of reviewing the progress of work; however, VA shall have exclusive control and supervision over the conduct of all cooperative research. It is understood that the nature of this cooperative research is such that completion within the period of performance specified, or within the limits of financial support allocated, cannot be guaranteed. Accordingly, it is agreed that all cooperative research is to be performed on a "best efforts" basis.

2.3 Principal Investigation. The work will be performed under the primary supervision of Mildred Acevedo-Duncan, who as VA’s principal investigator has the responsibility for the scientific and technical conduct of this project. The principal investigator for IT, Inc. is Henry Fong or designee.

ARTICLE III. REPORTS
3.1 Semi-Annual Reports. Commencing 6 months after the effective date, Mildred Acevedo-Duncan shall submit to each party semi-annual written reports during the term of this Agreement on the progress of its work and the results being obtained and shall make available, to the extent reasonably requested, other project information in sufficient detail to explain the progress of the work. Monthly reports or reports as needed may be submitted to IT, Inc.

3.2 Final Reports. VA shall submit a final report of its results within 4 months after completing the SOW, or the termination of this CRADA.

ARTICLE IV. FINANCIAL AND STAFFING OBLIGATIONS

4.1 Advance Payment. The performance of research by VA under this CRADA is conditioned on the provision of funds from IT, Inc. to be distributed by amount in the timeframe established in the SOW Appendix A

4.2 Deposit Account. IT, Inc. may, at its discretion, provide additional future funding to VA for the research being performed under this CRADA; however, IT, Inc ’s contribution, at this time, is limited to $313,685 per year for 3 years. The amount and timeframe for distribution of funds is established in the SOW Appendix A.

4.2.1 IT, Inc.’s provision of funding for the research being performed under this CRADA will be administered by the Affiliated Research Foundation in accordance with the VHA Handbook on Research Business Operations. Funds must be sent per the distribution schedule in Appendix A. to Jack Hern Executive Director James A. Haley Veterans Research & Education Foundation (JAHVREF)
13000BruceB.DownsBlvd
VAR151-J, Room 208C, Tampa, Florida, 33612
Office 813-972-2000 ext 7003

4.2.2 Responsibility for all costs associated with the maintenance and transportation of capital and other equipment used under this CRADA will remain with the party having title to such equipment.

4.2.3 VA shall not be obligated to perform any of the research specified herein or to take any other action required by this CRADA if the agreed-to funds are not deposited as required by this Article and in accordance with the distribution schedule in Appendix A. All required payments by IT, INC. to VA shall be paid in U.S. dollars by check or bank draft drawn on a US bank and sent as directed in 4.2.1. The first page of this CRADA must accompany each check.

4.3 Insufficient and Excess Funds. VA shall not be required to continue its research and development activities under this CRADA if its funding is insufficient. Should IT, Inc. provide funds to cover all or part of VA's costs, such IT, Inc. funds that are not expended shall be returned to JAHVREF, Inc. upon VA's submission of a final fiscal report to IT, Inc., except for staffing support pursuant to Article 10.3. Notwithstanding any other provision of this CRADA, IT, Inc. acknowledges that the U.S. Government will have the authority to retain and expend any excess funds for up to one (1) year subsequent to the expiration or termination of the CRADA to cover any costs incurred during the term of the CRADA in undertaking the work set forth in the SOW.

4.4 Accounting Records. JAHVREF shall maintain separate and distinct current accounts, records, and other evidence supporting all its expenditures under this CRADA. VA shall provide IT, Inc. with a report within three (3) months after completing the SOW or ending its research activities under this CRADA. Those accounts and records of IT, Inc.’s funds shall be available for reasonable inspection and copying by IT, Inc. and its authorized representative.

ARTICLE V. TITLE TO PROPERTY
5.1 Capital Equipment

5.1.1 All capital equipment acquired under this CRADA and all Government Furnished Equipment (GFE), if any, shall be the property of VA, except that title to items of equipment purchased by IT, Inc., provided to VA by IT, Inc., or acquired by VA with funds supplied by IT, Inc. shall remain or vest in IT, Inc. Co-developed equipment shall follow the rules set in section VI. Any GFE shall be used solely for the performance of the effort contemplated by this CRADA. [list equipment]

5.1.2 Upon completion of the research by VA, and in accordance with the provisions of Article 4.2.2, IT, Inc. shall be responsible for all costs attendant to the maintenance, removal, storage and shipping of identified capital equipment.

ARTICLE VI. PATENT RIGHTS, COPYRIGHTS & TRADEMARKS

6.1 Reporting. VA shall promptly report to IT, Inc. each Subject Invention reported to VA by its employees. IT, Inc. shall promptly report to VA each Subject Invention reported to IT, Inc. by any of its employees. Such reports shall be treated as "Proprietary/Confidential Information" in accordance with the provisions of Article 8.3.

6.2 Employee Inventions. VA, on behalf of the U.S. Government, agrees that IT, Inc. shall have right, title and interest to any subject invention made solely by IT, Inc. employees. However, VA shall retain, as consideration for its contribution towards development of a subject invention, a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention throughout the world by or on behalf of the Government. Should IT, Inc. elect not to retain right, title and interest to subject invention, under this agreement, it agrees to assign right, title and interest to the subject invention to the VA.

6.3. VA Employee Inventions. As appropriate, VA shall retain right, title and interest to any subject invention made solely by a VA employee. VA agrees to timely file patent applications on such subject invention at its own expense. Should VA elect not to retain right, title and interest to a subject invention under this paragraph, it agrees, to assign right, title and interest to IT, Inc. subject to the provisions of paragraph 6.7 and the reservation by the Government of a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the invention throughout the world by or on behalf of the Government.

6.4 Joint Inventions. The VA and IT, Inc. will be co- owners to each subject invention made jointly IT, Inc. Corporation and one or more VA employees.

6.5 Filing of Patent Applications. If IT, Inc. elects not to file a patent application on a subject invention; it so must advise the VA within 90 days from the date it reports the subject invention. Thereafter, VA may elect to file patent applications on such subject invention. In the event neither of the parties to this agreement elects to file a patent application on a subject invention, either or both (if a joint invention) may release the right to file to the inventor(s) with a nonexclusive, nontransferable, irrevocable, paid-up license in each party for research, education or US Government purposes (see e.g., 37 C.F.R. § 501.6 and 38 C.F.R. § 1.655)

6.6 Patent Expenses. The expenses attendant to the filing of patent applications as specified in paragraph 6.5, shall be borne by the party filing the patent application. Each party shall provide the other party with copies of the patent applications it files on any subject invention along with the power to inspect and make copies of all documents retained in the official patent application files by the applicable patent office.

6.7 Payments of Royalties. Corporation shall distribute royalty payments in accordance with the terms defined in the license or other such agreement at the time of election and execution. Such license agreement will adhere to the provisions of Article VII.

6.8 Copyrights:

6.8.1 Work under this CRADA may generate intellectual property that can be copyrighted by the non-government partner, to include software (17 USC 106).

6.8.2 IT, Inc. grants to the US Government a nonexclusive, irrevocable, paid-up, license in such copyrighted works resulting from the work accomplished under this CRADA.

6.8.3 Company shall include the following statement on any copyrighted work(s) created in the performance of this CRADA:

“ The US Government has a copyright license in this work pursuant to a Cooperative Research and Development Agreement with the U.S. Department of Veterans Affairs.”

6.9 Trademarks and Service Marks:

6.9.1 Ownership of Trademarks and Service Marks. The Party first establishing a trademark or service mark for goods or services with which the mark is used shall be considered the owner of the mark.

6.9.2 Obligation of Employees to Report Trademarks and Service Marks. Employees of both Parties shall report the adoption of a trademark or service mark associated with the CRADA to their employer within thirty (30) days of the first use of the mark. Use includes internal use of any product or service of the CRADA.

6.9.3 Obligation of Parties to Notify Each Other. Each Party shall notify the other Party within thirty (30) days of their employee’s report of the first use of a trademark or service mark.

6.9.4 Responsibility for Filing an Application for Trademark or Service Mark. The Party owning a trademark or service mark shall establish the use of the mark in intra- and interstate commerce and shall be responsible for filing all applications for trademark or service mark registration as appropriate.

6.9.5 License to Use Trademark or Service Mark. The Party owning the trademark or service mark shall grant a paid-up, irrevocable, nonexclusive license to the other Party for use of the trademark or service mark on the goods or services for which the mark is intended to be used.

ARTICLE VII. LICENSING

7.1 License for VA Employee Inventions and Joint Inventions. In the exercise of licenses provided pursuant to Articles 6.3 and 6.4, the Government shall not publicly disclose trade secrets or commercial financial information that is privileged or confidential within the meaning of 5 U.S.C. § 552(b)(4) or which would be considered as such if it had been obtained from a non-Federal party. Such disclosures will be consistent with the requirements Articles 8.3 and 8.4.2.

7.1.1 For VA employee or co-owned patents, VA grants to IT, Inc. an exclusive option to elect an exclusive, or partially exclusive license to commercialize any subject invention valid for 60 days from the date of patent filing. If IT, Inc. elects to license the inventions within this time period, this license will substantially follow the VA model on the web site - http://www.vard.org/tts/page/page.html; VA and IT, Inc. will negotiate for a period of 6 months. If no agreement is reached within that time period, IT, Inc. may elect to extend this time period for a fee, to be negotiated by the parties. If an agreement is still not reached, then VA will be free to pursue other options.

7.1.2 For preexisting inventions, in particular the pre-existing Inventions that are directly related and basic to the work to be accomplished under this CRADA is co-owned by the VA and the University of South Florida (USF) VA Invention Disclosure 04-121 'Association of PKC-iota with CAK in Malignant Cells'.

7.1.3 If, and only if, an exclusive license is granted, IT, Inc. shall be responsible for all VA past and future out-of-pocket expenses in connection with the preparation, filing, prosecution and maintenance of subject patent. If a partially exclusive, or non-exclusive license is granted to IT, Inc., then a percent of the patent costs will be the responsibility of IT, Inc. to be negotiated at the time of executing the license.

7.2 Third Party License. Pursuant to 15 U.S.C. § 3710a (b)(1)(B), if VA assigns title or grants an exclusive license to a subject invention made wholly by VA employees or jointly with IT, Inc. under this CRADA, pursuant to Articles 6.3 and 6.4, the Government shall retain the right to require IT, Inc. to grant to a responsible applicant a nonexclusive, partially exclusive, or exclusive license to use the invention in the applicant’s licensed field of use on terms that are reasonable under the circumstances; or, if IT, Inc. fails to grant such a license, to grant the license itself. The Government may exercise its rights retained herein only in exceptional circumstances and only if the Government determines that (i) the action is necessary to meet health or safety needs that are not reasonably satisfied by IT, Inc., (ii) the action is necessary to meet requirements for public use specified by Federal regulations, and such requirements are not reasonably satisfied by IT, Inc.; or, (iii) IT, Inc. has failed to comply with an agreement containing provisions described in 15 U.S.C. § 3710a(c)(4)(B). The determination made by the Government under this Article is subject to administrative appeal and judicial review under 35 U.S.C. § 203(2).

7.3 Joint Inventions Not Exclusively Licensed. In the event that IT, Inc. does not acquire an exclusive commercialized license to intellectual property rights in all fields that involve the joint subject inventions described in Article 6.4, then each Party shall have the right to use such joint subject inventions and to license their use to others in all fields not exclusively licensed to IT, Inc. The Parties may agree to a joint licensing approach for such intellectual property rights.

7.4 Enforcement. A collaborating party in an exclusive license in any invention made under this CRADA shall have the right of enforcement under chapter 29 of title 35, United States Code.

ARTICLE VIII. DATA AND PUBLICATION

8.1 Rights. VA and IT, Inc. agree to exchange all subject data produced in the course of research under this CRADA, whether developed by VA (except to the extent that such subject data is subject to a claim of confidence or privilege by a third party), by IT, Inc., or jointly by VA and IT, Inc. The Parties to the CRADA will share research materials equally unless other disposition is agreed to by the Parties. All Parties to this CRADA will be free to use the subject data and research materials for their own purposes, consistent with their obligations under this CRADA.

8.2 Ownership of Subject Data and Research Materials. Subject to the sharing requirements of Article 8.1, the producing Party will retain ownership of and title to all subject data and all research materials produced solely by their investigators. Jointly developed subject data and research materials will be jointly owned.

8.3 Proprietary Information. IT, Inc. shall place a proprietary notice on all information it delivers to VA under this CRADA, which it asserts is proprietary. VA agrees that any information designated as proprietary, which is furnished by IT, Inc. to VA under this CRADA, or in contemplation of this CRADA, shall be used by VA only for the purpose of carrying out this CRADA. Information designated as proprietary shall not be disclosed, copied, reproduced or otherwise made available in any form whatsoever to any other person, firm, corporation, partnership, association or other entity without the consent of [the Company] except as such information may be subject to disclosure under the Freedom of Information Act (FOIA) (5 U.S.C. § 552). VA agrees to use its best efforts to protect information designated as proprietary from unauthorized disclosure. IT, Inc. agrees that VA is not liable for the disclosure of information designated as proprietary which, after notice to and consultation with IT, Inc., VA determines may not lawfully be withheld or which a court of competent jurisdiction requires to be disclosed.

8.4 Release Restrictions. VA shall have the right to use all subject data for any governmental purpose, but shall not release such subject data publicly except:

8.4.1 VA, when reporting on the results of sponsored research, may publish Subject Data, subject to the provisions of paragraph 8.5, and provided IT, Inc. is given a 90-day opportunity to review the manuscript and provide suggestions before publication; and

8.4.2 VA may release such subject data where such release is required pursuant to a request under FOIA (5 U.S.C. § 552); provided, however, and consistent with FOIA, such data shall not be released to the public if a patent application is to be filed (35 U.S.C. § 205) until the party having the right to file has had a reasonable time to file.

8.5 Publication. VA and IT, Inc. agree to confer and consult prior to the publication of subject data to assure that no proprietary information is released and that patent rights are not jeopardized. If no such review is made, each party shall be offered an ample opportunity to review such proposed publication and to file patent applications in a timely manner, if it is so entitled under this CRADA.

ARTICLE IX. REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties of VA. VA hereby represents and warrants to IT, Inc. as follows:

9.1.1 Organization. The VA Medical Center, Tampa, FL, is a Federal laboratory of VA, is wholly owned by the Government of the United States, and a substantial purpose of the medical center is the performance of research, development, evaluation, or engineering by employees of said Government;

9.1.2 Mission. The performance of the activities specified by this CRADA is consistent with the mission of VA.

9.1.3 Authority. The VA official executing this CRADA has the requisite authority to do so. The Office of General Counsel (OGC) (024), VA Central Office, retains the right to modify or reject this CRADA within 30 days of receipt of the CRADA. Any rejection or modification will be accompanied by a written explanation to the laboratory head and IT, Inc.

9.1.4 Statutory Compliance. The laboratory head, prior to entering into this CRADA, has given special consideration to entering into CRADAs with small business firms and consortia involving small business firms.

9.2 Representations and Warranties of IT, Inc. hereby represents and warrants to VA as follows:

9.2.1 Corporate Organization. IT, Inc., as of the date hereof, is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado NEEDS TO BE COMPLETED BY IT, INC., in the USA. It is/ is not classified as a small business in the US.

9.2.2 Power and Authority. IT, Inc. has the requisite power and authority to enter into this CRADA and to perform according to the terms thereof.

9.2.3 Due Authorization. The Board of Directors and stockholders of IT, Inc. have taken all actions required to be taken by law, IT, Inc.’s Certificate or Articles of Incorporation, its bylaws or otherwise, to authorize the execution and delivery of this CRADA.

9.2.4 No Violation. The execution and delivery of this CRADA does not contravene any material provision of, or constitute a material default under any material agreement binding on IT, Inc. or any valid order of any court, or any regulatory agency or other body having authority to which IT, Inc. is subject.

9.2.5 IT, Inc. certifies that they are in good standing to do business with the federal government regarding debarment, suspension, proposed debarment or other matters rendering them ineligible

ARTICLE X. TERMINATION

10.1 Termination by Mutual Consent. IT, Inc. and VA may elect to terminate this CRADA, or portions thereof, at any time by mutual consent in writing. In such event the Parties shall specify the disposition of all property, patents and other results of work accomplished or in progress, arising from or performed under this CRADA. Upon a termination by mutual consent which has been reduced to writing, VA shall not make any new commitments and shall, to the extent feasible, cancel all outstanding commitments that relate to this CRADA or portions thereof mutually terminated by the termination date, or as soon thereafter as feasible.

10.2 Termination by Unilateral Action.

10.2.1 Written Notice. Either Party may unilaterally terminate this entire CRADA at any time by giving the other Party written notice, not less than 30 days prior to the desired termination date.

10.2.2 New Commitments. Neither VA nor IT, Inc. shall make any new commitments after receipt of a written termination notice from either party to this CRADA and shall, to the extent feasible, cancel all outstanding commitments and contracts by the termination date.

10.3 Staffing. If this CRADA is mutually or unilaterally terminated prior to its expiration, funds will nevertheless remain available to VA for continuing any staffing commitment made by IT, Inc. pursuant to Article 4.3 above, if applicable, for a period of six (6) months after such termination. If there are insufficient funds to cover this expense, IT, Inc. agrees to pay the difference.

10.4 Termination Costs. Within 90 days following termination of this CRADA, VA shall submit a statement of all costs incurred prior to the date of termination and for all termination costs for removal of abandoned property. Any unspent funds provided to VA by IT, Inc. shall be used to fund termination costs.

In the event such funds are insufficient to cover all the termination costs, IT, Inc. agrees to promptly meet with VA to reach a settlement agreement regarding the payment of the remaining termination costs.

ARTICLE XI. DISPUTES

11.1 Settlement. Any dispute arising under this CRADA which is not disposed of by agreement shall be submitted jointly to the signatories of this CRADA. A joint decision of the signatories or their designees shall be the disposition of such dispute. Nothing in this Article shall prevent any Party from pursuing any additional administrative remedies that may be available and, after exhaustion of such administrative remedies, pursuing all available judicial remedies.

11.2 VA policy is to try to resolve all issues arising from or related to a Cooperative Research and Development Agreement by mutual agreement. VA and IT, Inc. are therefore encouraged to use Alternative Dispute Resolution (ADR) procedures to the maximum extent practicable. ADR procedures are any voluntary means used to resolve issues in controversy without resorting to formal administrative appeals or to litigation. The ADR procedures or techniques to be used may either be agreed upon by VA and IT, Inc. in advance or may be agreed upon at the time the parties elect to use ADR procedures. If VA and IT, Inc. are not able to resolve an issue through unassisted negotiations, the VA signatory shall encourage IT, Inc. to enter into ADR procedures. Nothing in this section is intended to limit a recipient’s right to any remedy under the law.

11.3 Continuation of Work. Pending the resolution of any dispute or claim pursuant to this Article, the Parties agree that performance of all obligations shall be pursued diligently in accordance with the direction of the VA signatory named in Article 2.3.

ARTICLE XII. LIMITATION OF LIABILITY

12.1 Property. The U.S. Government shall not be responsible for damages to any of IT, Inc.’s property provided to VA, where IT, Inc. retains title to the property, or any property acquired by IT, Inc. for its own use pursuant to this CRADA.

12.2 No Warranty. Except as specifically stated in Article 9, VA makes no express or implied warranty as to any matter whatsoever, including the conditions of the research or any invention or product, whether tangible or intangible, made or developed under this CRADA, or the ownership, merchantability, or fitness for a particular purpose of the research or any invention or product.

12.3 Force Majeure. Neither Party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such Party, which causes such Party to be unable to perform its obligations under this CRADA (and which it has been unable to overcome by the exercise of due diligence), including, but not limited to, flood, drought, earthquake, storm, fire, pestilence, lightning and other natural catastrophes, epidemic, war, riot, civic disturbance or disobedience, strikes, labor dispute, or failure, threat of failure, or sabotage of the VA facilities, or any order or injunction made by a court or public agency. In the event of the occurrence of such a force majeure event, the Party unable to perform shall promptly notify the other Party. It shall suspend performance only for such period of time as is necessary as a result of the force majeure event.

ARTICLE XIII. MISCELLANEOUS

13.1 Governing Law. The construction validity, performance and effort of this CRADA for all purposes shall be governed by Federal law, as applied by the Federal Courts in the District of Columbia. Federal law and applicable regulations will preempt any conflicting or inconsistent provisions in this CRADA.

13.2 Entire Agreement. This CRADA constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior understanding or written or oral agreement relative to said matter.

13.3 Headings. Titles and headings of the articles and subarticles of this CRADA are for convenient reference only, and do not form a part of this CRADA and shall in no way affect the interpretation thereof.

13.4 Waivers. None of the provisions of this CRADA shall be considered waived by any Party hereto unless such waiver is given in writing to all other Parties. The failure of any Party to insist upon strict performance of any of the terms and conditions hereof, or failure or delay to exercise any rights provided herein or by law, shall not be deemed a waiver of any rights of any Party hereto.

13.5 Severability. The illegality or invalidity of any provisions of this CRADA shall not impair, affect or invalidate any of the other provisions of this CRADA.

13.6 Amendments. If any Party desires a modification in this CRADA, the Parties shall, upon reasonable notice of the proposed modification by the Party desiring the change, confer in good faith to determine the desirability of such modification. Such modification shall not be effective until a written amendment is signed by all the signatories hereto, or by their representatives duly authorized to execute such amendment.

13.7 Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by any Party without the prior written consent of the other Party or Parties.

13.8 Notices. All notices pertaining to or required by this CRADA shall be in writing and shall be signed by an authorized representative and shall be delivered by hand or sent by certified mail, return receipt requested, with postage prepaid, addressed as follows:

13.8.1
If to [IT, Inc.]:
Inhibetex Therapeutics Corporation, Inc.
500 S. Australian Ave. # 625
West Palm Beach, FL 33401-6223
Attn: Mr. Henry Fong

13.8.2 If to VA: Director

VA Medical Center
13000 Bruce B. Downs Blvd.
Tampa, FL. 33612
_________________
Attn: Lynette A. Roff

13.8.3 Any Party may change such address by notice given to the other Party or Parties in the manner set forth in Article 13.6.

13.8.4 Notices regarding the exercise of license options shall be made pursuant to Article XII

13.9 Independent Contractors. The relationship of the Parties to this CRADA is that of independent contractors and not as agents of each other or joint venturers or partners. VA shall maintain sole and exclusive control over its personnel and operations.

13.10 Use of Endorsements and Credits. By entering into this CRADA, VA neither directly, nor indirectly, endorses any products or services provided, or to be provided, whether directly or indirectly related either to this CRADA, or to any patent or other intellectual property license or agreement which implements this CRADA. IT, Inc. shall not in any way state or imply that this CRADA is an endorsement of any such products or services by the U. S. Government or any of its organizational units or employees.

13.10.1 The VA must receive credit for sponsorship of the R&D in all commercial literature, brochures, and other promotional media; and the US government shall receive preferential pricing on the resultant commercial product.

13.10.2 IT, Inc. issued press releases that reference or rely on the work of VA under this CRADA shall be provide to VA at least seven (7) days prior to publication for review and comment.

13.11 Reasonable Consent. Whenever a Party’s consent or permission is required under this CRADA, such consent or permission shall not be unreasonably withheld.

ARTICLE XIV. DURATION OF CRADA AND EFFECTIVE DATE

14.1 Duration of CRADA. It is mutually recognized that the duration of this project cannot be rigidly defined in advance, and that the contemplated time periods applicable to each phase of the project are only good faith guidelines subject to adjustment by mutual agreement to fit the circumstances as the project proceeds. In no case will the term of this CRADA extend beyond the term indicated in the SOW for completion of the research project under this CRADA, unless such completion date is amended in accordance with the provisions of Article 13.6. The work to be accomplished in this CRADA is projected to be completed by June 1, 2007.

14.2 Effective Date. This CRADA is effective as of the date of the last signature of the Parties.

IN WITNESS WHEREOF, the Parties have caused this CRADA to be executed by their duly authorized representatives as follows:

For [Corporation]:

Inhibetex Therapeutics Corporation, Inc.
500 S. Australian Ave. # 625
West Palm Beach, FL. 33401-6223
Attn: Mr. Henry Fong

9/30/04
Date

/s/ Henry Fong
Henry Fong

For the Department of Veterans Affairs:

Lynette A. Roff
VA Medical Center
13000 Bruce B. Downs Blvd.
Tampa, FL. 33612

Sept. 30, 2004
Date

/s/ Lynette A. Roff
Lynette A. Roff

Appendix A, Statement of Work: